CORPORATE MANAGEMENT SERVICES AGREEMENT

THIS AGREEMENT made effective as of the first day of October, 2008.

BETWEEN:

Jedediah Resources Corp., a Nevada Corporation, having offices at 100 – 111, 5th Avenue, S.W., Suite 304, Calgary, Alberta

(hereafter “Jedediah”)

AND;

1202503 Alberta Ltd., a Corporation having a office at 307-15th Street N.W., Calgary, Alberta

(hereafter (“503 Alberta”)

RECIETALS:

         WHEREAS, Jedediah  is engaged in the field of mineral exploration, and the conduct of such other activities as may be incidental or related thereto; and

         WHEREAS, Jedediah has and will have the need for accounting, administrative, financial, technical, consulting and similar services from time to time, but has determined that it is not cost effective to maintain all the infrastructure associated therewith; and

         WHEREAS, in the event that Jedediah issues to the public shares of its capital stock pursuant to a registration statement under the Securities Act of 1933, as amended, Jedediah desires to continue to obtain the foregoing services from 503 Alberta; and

         WHEREAS, by this Agreement, Jedediah and 503 Alberta desire to confirm their agreement with respect to services to be provided to Jedediah commencing on October 1, 2008 (the "Effective Date"), and to set forth the basis for 503 Alberta’s providing further services of the type referred to herein; and

         WHEREAS, 503 Alberta is able and willing to provide the foregoing services to Jedediah, and Jedediah desires to engage 503 Alberta as an independent contractor to provide the same in accordance with the terms set forth herein:

         NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained herein, and for other good and valuable consideration, the receipt and legal sufficiency whereof are hereby acknowledged, the parties hereto further agree as follows:

ARTICLE I

SECTION 1.        MANAGEMENT SERVICES.

          1.1                                Commencing on the Effective Date, Jedediah hereby engages and retains 503 Alberta to provide or otherwise make available to Jedediah the services described in this Section 1 (the "Management Services"), and 503 Alberta hereby accepts and agrees to provide such Management Services to Jedediah, for the term and consideration as specified herein. The fee payable for such Management Services shall be determined in accordance with Section 3 hereof.

         1.2.     ACCOUNTING SERVICES. 503 Alberta shall assist Jedediah with the following accounting services: maintenance of Jedediah's general ledger; maintenance of Jedediah's accounts payable and accounts receivable records; and maintenance of Jedediah's fixed asset records. The services described in this Section 1.2 shall also be provided by 503 Alberta at the request of Jedediah in connection with Jedediah's preparation of any required filings with the Securities and Exchange Commission pursuant to United States securities laws. The services described in this Section 1.2 shall be provided by 503 Alberta until terminated pursuant to the provisions of Section 6.3 hereof.

         1.3.     CORPORATE RECORD-KEEPING SERVICES. 503 Alberta shall assist in maintaining all accounting records relating to Jedediah, until such time as such records shall be disposed of in accordance with applicable legal requirements and 503 Alberta's normal record disposition policies.

         1.4.     DIRECTOR SERVICES. Jedediah shall remit to 503 Alberta all director and other fees which become payable pursuant to this Agreement.

ARTICLE II

SECTION 2.        ADDITIONAL SERVICES.

         2.1     Beginning on such date or dates subsequent to the Effective Date as are mutually agreed to in writing by the parties, 503 Alberta will provide or otherwise make available to Jedediah such services in addition to those described in Section 1 hereof as are reasonably requested by Jedediah, subject in each case to the parties' agreement to financial consideration and other terms. In the event that Jedediah desires to avail itself of any of such additional services, the parties shall negotiate in good faith to reach agreement on the scope and term of such services. When and if an agreement is reached, the parties shall prepare an appropriate schedule or addendum to this Agreement, in which the nature, scope and quality of such services is described in detail. Each such addendum shall be executed on behalf of each party hereto, shall be effective as of its date and shall, upon such effective date, be incorporated into and made an integral part of this Agreement.

ARTICLE III

SECTION 3.        REIMBURSEMENT OF EXPENSES.

3.1
In connection with the Management Services pursuant to Section1 hereof and Additional Services pursuant to Section 2 hereof, Jedediah shall reimburse 503 Alberta for any and all expenses or costs ("Charges") incurred or paid by 503 Alberta on behalf of Jedediah in the performance of any of its responsibilities under this Agreement (including an appropriate allocation of overhead and general and administrative costs).

3.2
Unless 503 Alberta and Jedediah shall agree to a different  arrangement contrary to this Section 3(b), Jedediah shall pay to 503 Alberta a fee for  Management Services and Additional Services in an amount equal  to One Thousand Dollars ($1,000) per month.

3.3	The Charges and Fees shall be billed and payment shall be made to 503 Alberta in U.S. Dollars.

3.4	Jedediah shall also pay any applicable sales or use taxes payable with respect to the Charges and the Fees.

3.5
503 Alberta shall, as and when necessary, prepare all applications, reports, statements and other documents showing the Charges, Fees and the related costs and expenses incurred or paid by 503 Alberta on behalf of Jedediah in the performance of any of its responsibilities under this Agreement.

3.6
To the extent that Jedediah is billed by an outside provider directly, Jedediah shall pay such bill directly. If 503 Alberta is billed by outside providers for services performed for Jedediah pursuant to this Agreement, 503 Alberta may pay the bill and charge Jedediah the amount of the bill or forward the bill to Jedediah for payment by Jedediah. A Fee will be payable on all amounts paid in connection with services related to 503 Alberta's responsibilities hereunder, regardless of whether 503 Alberta or Jedediah paid such amounts; provided.

ARTICLE IV

SECTION 4.        PAYMENT OF FEES.

4.1
Amounts payable by Jedediah for services provided by 503 Alberta under this Agreement shall be payable from and after the first day of the month following the month in which the Effective Date occurs. Thereafter, such amounts shall be paid monthly after the first day of the month following the month in which the services were provided.

ARTICLE V

SECTION 5.        DISCLAIMER, LIMITED LIABILITY.

5.1
503 Alberta will use reasonable efforts to make the Management Services available (and, if it agrees to provide the Additional Services, Additional Services) with substantially the same degree of care as it employs in making the same services available for its own operations; provided, however, that 503 Alberta shall not be liable to Jedediah or any other person  for any loss, damage or expense which may result therefrom or from any change in the manner in which 503 Alberta renders such services, so long as 503 Alberta deems such change necessary or desirable in the conduct of its own operations.Neither 503 Alberta or its agents who provide services to Jedediah shall not be liable to Jedediah or to any third party, including any governmental agency or Jedediah's stockholders, for any claims, damages or expenses relating to the Management Services (and, if it agrees to provide the Additional Services, Additional Services) provided pursuant to this Agreement, except for willful malfeasance, bad faith or gross negligence in the performance of their duties or reckless disregard of their obligations and duties under the terms of this Agreement. Jedediah shall have the ultimate responsibility for all services provided herein.

ARTICLE VI

SECTION 6.        TERM AND TERMINATION.

6.1
TERM. Except as provided in Section 6.2 hereof, the initial term of this Agreement shall commence on the Effective Date and continue on a month to month basis. This Agreement shall automatically renew at the end of the initial month for successive one-month terms until terminated in accordance with Section 6.3 hereof.

6.2
TERMINATION UPON CERTAIN EVENTS. Upon the effective date of a Prospectus offering of Jedediah's common stock pursuant to the Securities Act of 1933, as amended, the Management Services provided under Sections 1.10 and 1.11 shall no longer be provided by 503 Alberta, and this Agreement will terminate with respect to the provision of such services. Notwithstanding the foregoing, such termination shall not cancel Jedediah's obligation to remit payment to 503 Alberta, pursuant to Sections 3 and 4 hereof, for the provision of such services in the monthly period prior to the closing of the initial public offering.

6.3
TERMINATION GENERALLY. This Agreement or any Management Service specified in Section 1 hereof may be terminated by either party to this Agreement at anytime on 30 days' prior notice to the other party, or of other prior notice agreed to by the parties.

6.4
TERMINATION OF SPECIFIC SERVICES. Specific services provided hereunder may be terminated, or shall expire, as described in Section 1 hereof or in any schedule or addendum hereto. If and to the extent that 503 Alberta incurs expenses in connection with and resulting from termination of any specific services provided hereunder, Jedediah shall reimburse 503 Alberta for such costs or expenses promptly upon receipt of an itemized account thereof

6.5
POST-TERMINATION SERVICES. In the event of termination of this Agreement, or a service provided hereunder, pursuant to Section 6.3 hereof, 503 Alberta shall be required at Jedediah's option to continue to provide the terminated services of the type then being provided to Jedediah during the one-month period referred to in Section 6.3 hereof and, whether or not Jedediah requests continuation of such services, Jedediah shall continue to pay 503 Alberta the costs of such services for such one-month period. Subsequent to such one-month period, or in the event of termination of this Agreement pursuant to Section 6.3, corporate administrative services of the kind provided under the Agreement may continue to be provided to Jedediah on an as-requested basis by Jedediah, in which event Jedediah shall be charged by 503 Alberta a fee pursuant to Section 3  and Section 4 of this Agreement.

ARTICLE VII

SECTION 7         OTHER ACTIVITIES OF 503 Alberta.

7.1
Jedediah hereby recognizes that 503 Alberta now renders and may continue to render management and other services to other clients that may or may not have policies and conduct activities similar to those of Jedediah. 503 Alberta shall be free to render such advice and other services, and Jedediah hereby consents thereto. 503 Alberta shall devote so much of its time and attention to the performance of its duties under this Agreement as it deems reasonable or necessary to perform the services required hereunder in a manner consistent with that in which such services have been performed by 503 Alberta in the past.

ARTICLE VIII

         8.1      NOTICES. All notices and other communications hereunder shall be in writing and shall be delivered by hand or mailed by registered or certified mail (return receipt requested) or transmitted by facsimile to the parties at the addresses of each party written above (or at such other addresses for a party as shall be specified by like notice) and shall be deemed delivered upon personal delivery, upon actual receipt or on the third business day after deposit in the mail.

         8.2.     FORCE MAJEURE. Neither party shall be in default of this Agreement or liable to the other party for any delay or default in performance where occasioned by any cause of any kind or extent beyond its control, including but not limited to, armed conflict or economic dislocation resulting therefrom; embargoes; shortages of labor, raw materials, production facilities or transportation; labor difficulties; civil disorders of any kind; action of any civil or military authorities (including priorities and allocations); fires; floods; and accidents. The dates on which the obligations of a party are to be fulfilled shall be extended for a period equal to the time lost by reason of any delay arising directly or indirectly from:

         (a)      Any of the foregoing causes, or

         (b)      Inability of that party, as a result of causes beyond its reasonable control, to obtain instruction or information from the other party in time to perform its obligations by such dates.

         8.3.     ENTIRE AGREEMENT. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and all prior agreements or understandings shall be deemed merged herein. No representations, warranties and certifications, express or implied, shall exist as between the parties except as stated herein.

         8.4.     AMENDMENTS. No amendments, waivers or modifications hereof shall be made or deemed to have been made unless in writing executed by the party to be bound thereby.

         8.5.     SEVERABILITY. If any provision in this Agreement or the application of such provision to any person or circumstance shall be invalid, illegal or unenforceable, the remainder of this Agreement or the application of such provision to persons or circumstances other than those to which it is held invalid, illegal or unenforceable shall not be affected thereby.

         8.6.     COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute this Agreement.

         8.7.     SUCCESSORS AND ASSIGNS. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any party hereto without the prior written consent of the other party hereto, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         8.8.     GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta.

         8.9.     NO THIRD-PARTY BENEFICIARIES. This Agreement is solely for the benefit of the parties hereto and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Corporate Management Services Agreement to be executed, effective as of the date first written above.

Jedediah Resources Corp.

Per:  /s/ Ola S. Juvkam-Wold
Ola S. Juvkam-Wold, Pres. & CFO

Per: /s/ Ola S. Juvkam-Wold
        1202503 Alberta Ltd.
       Ola S. Juvkam-Wold, Director